Exhibit 10.7

[ ** ] = PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. AN UNREDACTED VERSION OF THIS AGREEMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Manufacturing Services Agreement

between

PATHEON INC.

and

AXCAN PHARMA INC.

October 1, 2003

TABLE OF CONTENTS

ARTICLE 1 - INTERPRETATION		1

1.1	Definitions	1
1.2	Currency	4
1.3	Sections and Headings	4
1.4	Singular Terms	4
1.5	Schedules	4

ARTICLE 2 - PATHEON’S OBLIGATIONS		4

2.1	Manufacturing Services	4
2.2	Standard of Performance	7

ARTICLE 3 - CLIENT’S OBLIGATIONS		7

3.1	Payment	7
3.2	Active Pharmaceutical Ingredient	7
3.3	API and Finished Product Testing	7
3.4	Axcan Affiliates	8

ARTICLE 4 - CONVERSION FEES AND COMPONENT COSTS		8

4.1	Fees and Component Costs	8
4.2	Subsequent Years’ Pricing	8
4.3	Adjustments to Pricing	9
4.4	Adjustments Due to Technical Changes	10
4.5	Multi-Country Packaging Requirements	10

ARTICLE 5 - ORDERS, DELIVERY, INVOICING, PAYMENT, PRODUCT DEFICIENCIES		11

5.1	Orders and Forecasts	11
5.2	Reliance by Patheon	11
5.3	Minimum Orders	12
5.4	Shipments	12
5.5	Invoices and Payment	12
5.6	Product Deficiencies	13

ARTICLE 6 - CO-OPERATION		13

6.1	Review	13
6.2	Product Recalls and Returns	14
6.3	Customer Questions and Complaints	14
6.4	Records and Accounting by Patheon	15
6.5	Inspection	15
6.6	Access	15
6.7	FDA Filings	15

- i -

ARTICLE 7 - TERM AND TERMINATION		16

7.1	Initial Term	16
7.2	Termination for Cause	16
7.3	Product Discontinuation	17
7.4	Obligations on Termination	17

ARTICLE 8 - REPRESENTATIONS, WARRANTIES AND COVENANTS		18

8.1	Authority	18
8.2	Non-Infringement	18
8.3	Permits	18
8.4	Compliance with Laws	19
8.5	No Warranty	19

ARTICLE 9 - REMEDIES AND INDEMNITIES		19

9.1	Consequential Damages	19
9.2	Limitation of Liability	19
9.3	Patheon	20
9.4	Client	20

ARTICLE 10 - CONFIDENTIALITY		21

10.1	Confidentiality	21

ARTICLE 11 - DISPUTE RESOLUTION		21

11.1	Commercial Disputes	21
11.2	Technical Dispute Resolution	21

ARTICLE 12 - MISCELLANEOUS		22

12.1	Intellectual Property	22
12.2	Insurance	22
12.3	Independent Contractors	22
12.4	No Waiver	23
12.5	Assignment	23
12.6	Force Majeure	23
12.7	Additional Product	23
12.8	Notices	23
12.9	Severability	24
12.10	Entire Agreement	24
12.11	No Third Party Benefit or Right	25
12.12	Execution in Counterparts	25
12.13	Governing Law	25

- ii -

MANUFACTURING SERVICES AGREEMENT

THIS MANUFACTURING SERVICES AGREEMENT (the “Agreement”) dated the      day of November, 2004 with effect as of the 1st day of October, 2003

BETWEEN:

PATHEON INC.,
a corporation existing under the laws of Canada,

(hereinafter referred to as “Patheon”),

- and -

AXCAN PHARMA INC.
a corporation existing under the laws of Canada,

(hereinafter referred to as the “Client”).

THIS AGREEMENT WITNESSES THAT in consideration of the rights conferred and the obligations assumed herein, and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), and intending to be legally bound the parties agree as follows:

ARTICLE 1 - INTERPRETATION

1.1	Definitions.

The following terms shall, unless the context otherwise requires, have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Active Pharmaceutical Ingredient” or “API” means the materials listed on Schedule B hereto;

“Affiliate” means:

(a)	a business entity which owns, directly or indirectly, a controlling interest in a party to this Agreement, by stock ownership or otherwise; or

(b)	a business entity which is owned by a party to this Agreement, either directly or indirectly, by stock ownership or otherwise; or

(c)	a business entity, the majority ownership of which is directly or indirectly common to the majority ownership of a party to this Agreement;

“API Value” has the meaning specified in Section 9.2(a);

“Business Day” means a day other than a Saturday, Sunday or a day that is a statutory holiday in the province of Ontario or the province of Québec, Canada;

“cGMPs” means current Good Manufacturing Practices as described in:

(a)	Division 2 of Part C of the Food and Drug Regulations (Canada); and

(b)	Parts 210 and 211 of Title 21 of the United States Code of Federal Regulations,

together with the latest Health Canada and FDA guidance documents pertaining to manufacturing and quality control practice, all as updated, amended and revised from time to time;

“Components” means, collectively, all packaging components, raw materials and ingredients (including labels, product inserts and other labelling for the Products), required to be used in order to produce the Products in accordance with the Specifications, other than the Active Pharmaceutical Ingredient;

“Confidentiality Agreement” means the agreement relating to the non-disclosure of confidential information between Patheon and the Client dated January 11, 2002;

“Deficiency Notice” shall have the meaning ascribed thereto in Section 5.6(a);

“Effective Date” means the date first hereinabove mentioned;

“EXW” means “Ex works”, as that term is defined in INCOTERMS 2000;

“Facility” means the manufacturing facility of Patheon, located at 865 York Mills Road, Toronto, Ontario, M3B 1Y5 where manufacturing of the Products under this Agreement shall take place;

“FDA” means the United States government department known as the Food and Drug Administration;

“Firm Orders” has the meaning specified in Section 5.1(b);

“Health Canada” means the section of the Canadian government known as Health Canada and includes, among other departments, the Therapeutic Products Directorate and the Health Products and Food Branch Inspectorate;

“Intellectual Property” includes, without limitation, rights in patents, patent applications, formulae, trade-marks, trade-mark applications, trade-names, trade secrets, inventions, copyright, industrial designs, know-how;

“Inventory” means all inventories of Components and work-in-process produced or held by Patheon in connection with the manufacture of the Products but, for greater certainty, does not include the Active Pharmaceutical Ingredient;

“Manufacturing Services” means the manufacturing, quality control, quality assurance testing, packaging and related services, as contemplated in this Agreement, required to produce Products from Active Pharmaceutical Ingredient and Components;

“Manufacturing Requirements” means Patheon’s responsibilities and obligations with respect to the provision of Manufacturing Services as set forth in Article 2;

“Maximum API Value” has the meaning specified in Section 9.2(a);

“Minimum Run Quantity” means the minimum quantity of a Product, expressed in packaged units, to be produced during the same cycle of manufacturing as set forth in Schedule A hereto;

“Products” means the products listed on Schedule A hereto;

“Quality Agreement” means the agreement to be entered into between Patheon and the Client setting out the quality assurance standards to be applicable to the Manufacturing Services provided by Patheon, which agreement shall be substantially in the form of the agreement attached hereto as Schedule D;

“Specifications” means the file, for each Product, which is provided by the Client to Patheon, including, without limitation, the documents attached hereto as Schedule F, and which contains documents relating to such Product, including, without limitation:

(a)	written specifications for Active Pharmaceutical Ingredient, Components and finished Product;

(b)	manufacturing and packaging specifications;

(c)	shipping and storage requirements;

(d)	all environmental, health and safety information relating to the Product, including material safety data sheets, all as updated, amended and revised from time to time by the Client in accordance with the terms of the Agreement; and

(e)	any other technical information necessary to carry out the contracted operations correctly in accordance with the marketing authorisation and any other legal requirements,

all as updated, amended and revised from time to time by the Client in accordance with the terms of this Agreement;

“Technical Dispute” has the meaning specified in Section 11.2;

“Territory” means the geographic area of the United States and Canada;

“Third Party Rights” means the Intellectual Property of any third party;

“Year” means the twelve-month period commencing, in the case of the first Year of this Agreement, on the Effective Date, and thereafter commencing upon completion of the immediately preceding Year.

1.2	Currency.

Unless otherwise indicated, all monetary amounts are expressed in this Agreement in the lawful currency of Canada.

1.3	Sections and Headings.

The division of this Agreement into Articles, sections, subsections and Schedules and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a Section or Schedule refers to the specified Section or Schedule to this Agreement. In this Agreement, the terms “this Agreement”, “hereof, “herein”, “hereunder” and similar expressions refer to this Agreement and not to any particular part, Section, Schedule or the provision hereof.

1.4	Singular Terms.

Except as otherwise expressly provided herein or unless the context otherwise requires, all references to the singular shall include the plural and vice versa.

1.5	Schedules.

The following Schedules are attached to, incorporated in and form part of this Agreement:

Schedule A	–	Product, Minimum Run Quantity, Estimated Annual Volume, Target Yield and Fees
Schedule B	–	Active Pharmaceutical Ingredient & Value
Schedule C	–	Technical Dispute Resolution
Schedule D	–	Quality Agreement
Schedule E	–	Batch Numbering and Expiration Dates
Schedule F	–	Finished Product Specifications
Schedule G	–	Logistics Routing Guide
Schedule H	–	Component Liability

ARTICLE 2 - PATHEON’S OBLIGATIONS

2.1	Manufacturing Services.

Patheon shall provide the Manufacturing Services for the Territory for the fees specified in Schedule A in order to produce Products for the Client. The Client shall purchase its entire requirement of Products for sale in the Territory from Patheon pursuant to the terms of this Agreement. Notwithstanding the foregoing, Patheon hereby acknowledges that the Client may purchase up to [ ** ] of its requirement of Products from another manufacturer. In providing the Manufacturing Services:

(a)	Conversion of Active Pharmaceutical Ingredient and Components.

(i)	Patheon shall convert Active Pharmaceutical Ingredient and Components into Products. Patheon shall provide the Client with a quarterly inventory report and reconciliation of the API held by Patheon, which shall contain the following information for such quarter:

Quantity Received means the total quantity of API that complies with the Specifications received at the Facility during the applicable period.

Quantity Dispensed means the total quantity of API dispensed at the Facility during the applicable period. The Quantity Dispensed is calculated by adding the Quantity Received to the inventory of API that complies with the Specifications held at the beginning of the applicable period, less the inventory of API that complies with the Specifications held at the end of such period. The Quantity Dispensed shall only include API received and dispensed in connection with commercial manufacturing of Products and, for certainty, shall not include any API received or dispensed in connection with technical transfer activities or development activities during the applicable period, including, without limitation, any regulatory, stability, validation or test batches manufactured during the applicable period.

Quantity Converted means the total amount of API contained in the Products produced with the Quantity Dispensed, delivered by Patheon, and not rejected, recalled or returned as a result of a failure of Patheon to provide Manufacturing Services in accordance with the Manufacturing Requirements.

Patheon shall calculate the yield for each Product for each applicable period, to be calculated by dividing, for each Product, the Quantity Converted by the Quantity Dispensed (each, an “Actual Yield”). The Actual yield shall be greater than or equal to the Target Yield set out in Schedule A. Based upon historical Actual Yield data supplied by Patheon, the parties have agreed to set the target Yield levels for each Product (each a “Target Yield”) set out in Schedule A. Patheon hereby undertakes to strive to maintain Yield levels for each Product to the process and meet the agreed Target Yield. This will be reviewed and discussed at the business review meetings.

(ii)	Whenever Patheon agrees to manufacture another product or a new stock keeping unit (“SKU”) is created, Patheon shall collect Yield data from the first ten (10) batches of such product or SKU. Once this data has been collected, the parties will agree on a specific Target Yield for such product or SKU. Patheon hereby undertakes to strive to aim for a ninety percent (90%) Yield for each such new product or SKU.

(b)	Quality Control and Quality Assurance. Patheon shall perform the quality control and quality assurance testing specified in the Quality Agreement. For certainty, the Client acknowledges that all finished Product testing is performed by Client’s third party laboratory. As a result, Patheon shall not be responsible for finished Product testing or for supplying certificates of analysis in respect of such finished Products;

(c)	Components. Patheon shall purchase all Components and test all Components at Patheon’s expense as specified by the Specifications.

(d)	Active Pharmaceutical Ingredients. API will be tested by Client’s third party laboratory prior to delivery to Patheon. Upon delivery of the API at the Facility, Patheon shall rely on the certificate of analysis that is supplied with the incoming API and shall only conduct identity testing on such API. To the extent that Patheon discovers defective API during such review, Patheon shall promptly give the Client written notice of any API that are not in compliance with the Specifications.

Patheon’s liability with respect to any lost or damaged API shall be as set forth in Section 9.2.

(e)	Packaging. Patheon shall package the Product with labels, product inserts and other packaging as set out in the Specifications. In addition, Patheon shall make arrangements for and implement the imprinting of batch numbers and expiration dates for each Product shipped. Such batch numbers and expiration dates shall be affixed on the Product and on the shipping carton of the Product as outlined in the Specifications and as required by cGMPs. The system used by Patheon for batch numbering and expiration dates is detailed in Schedule E hereto. The Client may, in its sole discretion, make changes to labels, product inserts and other packaging for the Product, which changes shall be submitted by the Client to all applicable governmental agencies and other third parties responsible for the approval of the Product. Patheon’s name shall not appear on the label or anywhere else on the Product unless required by a governmental authority or applicable laws or regulations.

(f)	API Importing. Patheon and the Client will cooperate and provide such assistance and information to each other as may be reasonably necessary to permit the import of the API into Canada. Each party shall ensure that the information provided in connection with this Section 2.1(f) is accurate and shall bear any costs, expenses and damages (including, without limitation, any fines and penalties) which the other party may incur as a result of the inaccuracy of such information.

2.2	Standard of Performance.

Patheon shall provide the Manufacturing Services in accordance with (i) the provisions of Article 2 hereof; (ii) the Specifications and cGMPs; and (iii) any other terms and conditions provided in the Quality Agreement (hereinafter collectively the “Manufacturing Requirements”).

ARTICLE 3 - CLIENT’S OBLIGATIONS

3.1	Payment.

Pursuant to the terms of this Agreement, the Client shall pay Patheon for the provision of the Manufacturing Services according to the fees specified in Schedule A hereto (such fees being subject to adjustment in accordance with the terms hereof).

3.2	Active Pharmaceutical Ingredient.

The Client shall, at its sole cost and expense, deliver the API to Patheon in sufficient quantities to meet each Firm Order not later than the date of submission of the relevant Firm Order pursuant to Section 5.1(b), which API shall be held by Patheon on behalf of the Client on the terms and subject to the conditions herein contained.

Client’s failure to supply Patheon with API in accordance with the timeframes set forth in this Section 3.2 shall not be deemed a breach of this Agreement but shall release Patheon from strict compliance with the Delivery Date(s) specified in a particular Firm Order, provided however, Patheon shall use all commercially reasonable efforts to meet the Delivery Dates specified in a Firm Order once the Client supplies Patheon with API.

The parties acknowledge and agree that title to the API shall at all times belong to and remain the property of the Client. Patheon agrees that any API received by it shall only be used by Patheon to provide the Manufacturing Services. Patheon’s liability with respect to any lost or damaged Active Pharmaceutical Ingredient shall be as set forth in Section 9.2.

3.3	API and Finished Product Testing.

The parties acknowledge that the Client has engaged a third party laboratory to provide API and finished Product testing, at the Client’s expense. The Client shall ensure that API is delivered to Patheon with a certificate of analysis certifying that the API complies with the Specifications.

In the event the Client makes a claim hereunder with respect to defective Product, the Client shall, upon Patheon’s written request, transfer the Product test methods to Patheon or to a mutually agreed third party for independent testing and analysis. The costs incurred to transfer and validate the test method (including any further development required for validation) and to perform the evaluation shall be borne by Patheon if the claim is found to arise from Patheon’s failure to provide the Manufacturing Services in accordance with the Manufacturing Requirements, otherwise such costs shall be borne by the Client.

3.4	Axcan Affiliates.

Any obligation of Axcan under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at Axcan’s sole and exclusive option, either by Axcan directly or by any affiliate of Axcan that Axcan causes to satisfy, meet or fulfill such obligation, in whole or in part.

ARTICLE 4 - CONVERSION FEES AND COMPONENT COSTS

4.1	Fees and Component Costs.

The fees for the Manufacturing Services (which fees include Component Costs) listed in Schedule A are intended by the parties to be fixed for the first Year of this Agreement, subject to any amendments to such fees in accordance with Section 4.3 hereof.

4.2	Subsequent Years’ Pricing.

The fees for the Manufacturing Services provided pursuant to the terms of this Agreement during any period following the first anniversary of this Agreement shall be determined in accordance with the following:

(a)	Manufacturing Costs. On [ ** ] of each Year of this Agreement, Patheon shall be entitled to an adjustment to the fees for (i) Manufacturing Services in respect of the Products to reflect inflation, which adjustment shall be based on the increase in the [ ** ] of the then current Year compared to the same month of the preceding Year, unless the parties otherwise agree in writing; and (ii) Component costs to pass on the [ ** ]. In addition to the foregoing, Patheon shall also have the right on each of the [ ** ] of this Agreement to increase the fees for the Manufacturing Services in respect of the [ ** ] product to reflect [ ** ], provided that such additional increase shall not exceed [ ** ]% or the previous Year’s fees.

(b)	Annual Forecast. At least two hundred ten (210) days prior to the end of each Year of this Agreement, the Client shall provide Patheon a yearly volume projection. To the extent that Patheon determines that the projections contained in that yearly volume forecast necessitate that an adjustment be made to the Manufacturing Services fees in respect of any Product for such Year, Patheon shall, within thirty (30) days of receipt by Patheon of the yearly forecast, be entitled to request an appropriate price adjustment, to be agreed upon by the parties.

(c)

Pricing Basis. The Client acknowledges that the fee for Manufacturing Services in respect of a Product in any Year is quoted based upon the Minimum Run Quantity for such Product specified in Schedule A and is subject to change if the specified Minimum Run Quantity is not met. For greater certainty, if Patheon and the Client agree that the Minimum Run Quantity in respect of a Product shall be reduced and, as a result of such reduction, Patheon’s fees for services relating to such Product increase on a per unit basis, then Patheon shall be entitled to an increase in the fee for Manufacturing Services in respect of such Product, as provided in Section 4.3(a) herein below.

In connection with a fee adjustment pursuant to Section 4.2(a), Patheon shall deliver to the Client a revised Schedule A and a statement outlining the percentage increase in the [ ** ] upon which such fee adjustment is based. In connection with all fee adjustment requests pursuant to this Section 4.2(b) and 4.2(c), Patheon shall deliver to the Client a revised Schedule A and such budgetary pricing information or other documentation reasonably sufficient to demonstrate that a fee adjustment is justified, provided that Patheon shall have no obligation to provide any supporting documents to the extent such documents are subject to obligations of confidentiality between Patheon and its suppliers. Patheon shall deliver such fee adjustment requests to Client for review and approval on or before [ ** ] of each Year. Upon delivery of such a request, each of the Client and Patheon shall forthwith use all reasonable efforts to agree on a revised fee for the Manufacturing Services in respect of each affected Product. Adjustments to the fees for Manufacturing Services pursuant to this Section 4.2 shall be effective with respect to all orders shipped on or after [ ** ] of each Year.

4.3	Adjustments to Pricing.

During any Year of this Agreement, the fees set out in Schedule A shall be subject to adjustment in accordance with the following:

(a)	Volume Reduction. If Firm Orders for a Product amount to less than the Minimum Run Quantity for such Product, as set out in Schedule A, then Patheon shall be entitled to request an adjustment to the fee for Manufacturing Services in respect of that Product to reflect the increased costs that Patheon will incur as a result of the reduced run quantity. To the extent that the fee for Manufacturing Services in respect of a Product has been previously adjusted pursuant to this clause (a) to reflect its reduced run quantity, the adjustment provided in this clause (a) shall operate based on the fees attributed to such Product at the time the last of such adjustments were made.

(b)

Extraordinary Increases in Component Costs. If at any time market conditions result in Patheon’s cost of Components being materially greater than normal forecasted increases, then Patheon shall be entitled to request an adjustment to the fee for Manufacturing Services in respect of any affected Product to compensate it for such increased Component costs. For the purposes of this Section 4.3(b), changes materially greater than normal forecasted increases shall be considered to have occurred if: (i) the cost of a Component increases by [ ** ]% of the cost for that Component upon which the fee quote was based; or (ii) the aggregate cost for all Components required to manufacture a Product increases by [ ** ]% of the total Component costs for such Product upon which the fee quote was based. To the extent that Manufacturing Services fees have been previously adjusted pursuant to Section 4.2(a) or this Section 4.3(b) to reflect an increase in the cost of one or more Components, the adjustments provided for in (i) and (ii) above shall operate based on the costs attributed to such Component (or Components) at the time the last of such adjustments were made.

In connection with a fee adjustment request pursuant to this Section 4.3, Patheon shall deliver to the Client a revised Schedule A and such budgetary pricing information, adjusted Component costs or other documentation reasonably sufficient to demonstrate that a fee adjustment is justified, provided that Patheon shall have no obligation to provide any supporting documents to the extent such documents are subject to obligations of confidentiality between Patheon and its suppliers. Upon delivery of such a request, each of the Client and Patheon shall forthwith use all reasonable efforts to agree on a revised fee for the Manufacturing Services in respect of each affected Product.

4.4	Adjustments Due to Technical Changes.

Amendments to the Specifications or the Quality Agreement requested by the Client will only be implemented following a technical and cost review by Patheon and are subject to the Client and Patheon reaching agreement as to revisions, if any, to the fees specified in Schedule A necessitated by any such amendment. If the Client accepts a proposed fee change, the proposed change in the Specifications shall be implemented, and the fee change shall become effective only with respect to those orders of Product that are manufactured in accordance with the revised Specifications. In addition, the Client agrees to purchase, at Patheon’s cost, all Inventory utilized under the previous Specifications and purchased or maintained by Patheon in order to fill Firm Orders or in accordance with Section 5.2, to the extent that such Inventory can no longer be utilized under the revised Specifications. Open purchase orders for Components no longer required under any revised Specifications that were placed by Patheon with suppliers in order to fill Firm Orders or in accordance with Section 5.2 shall be cancelled where possible, and where such orders are not subject to cancellation without penalty, shall be assigned to and satisfied by the Client.

Any amendments or additions to cGMPs or to applicable laws which necessitate: (a) resulting changes to Product Specification or Manufacturing Requirements shall be conducted at the expense of the Client; and (b) resulting changes to the Facility shall be borne by Patheon.

4.5	Multi-Country Packaging Requirements.

If and when the Client decides that it wishes to have Patheon manufacture the Product for countries in addition to the Territory covered by this Agreement, then the Client shall inform Patheon of the packaging requirements for each new country and Patheon shall prepare a quotation for consideration by the Client of the additional Component costs, if any, and the change over fees for the Product destined for such new country. The agreed additional packaging requirements and related packaging costs and change over fees shall be set out in a written amendment to this Agreement.

ARTICLE 5 - ORDERS, DELIVERY, INVOICING, PAYMENT, PRODUCT

DEFICIENCIES

5.1	Orders and Forecasts.

The Client shall provide Patheon with the following;

(a)

concurrent with the execution of this Agreement, a written non-binding eighteen (18) month forecast of the volume of each Product that the Client then anticipates will be required to he produced and delivered to the Client during that eighteen (18) month period. Such forecast will be updated by the Client monthly on a rolling eighteen (18) month basis and provided to Patheon no later than the 10th day of each month. In addition, such forecast shall be updated forthwith upon the Client determining that the volumes contemplated in the most recent of such forecasts has changed by more than twenty per cent; and

(b)	on or before the 10th day of each calendar month, firm written orders (“Firm Orders”) for the Product to be produced and delivered to the Client on a date not less than ninety (90) days from the date that the Firm Order is submitted. Such Firm Orders submitted to Patheon shall specify the Client’s purchase order number, quantities by Product type, monthly delivery schedule and any other elements necessary to ensure the timely production and delivery of the Product. The quantities of the Product ordered in such written orders shall be firm and binding on the Client and shall not be subject to reduction; and

(c)

Three Year Forecast. On or before March 1st in each Year, the Client shall provide Patheon with a written, non-binding three-year forecast (broken down by quarters for the second and third years of the forecast) of the volume of each Product the Client then anticipates will be required to be produced and delivered to the Client during the three-year period. [ ** ]

5.2	Reliance by Patheon.

The Client understands and acknowledges that Patheon will rely on the Firm Orders submitted pursuant to Section 5.1(b) in ordering the Components required to meet such Firm Orders. In addition, the Client understands that to ensure an orderly supply of such Components and to achieve economies of scale in the costs, it may be desirable for Patheon to purchase such Components in sufficient volumes to meet the production requirements for Products during part or all of the forecasted periods referred to in Section 5.1(a) or to meet the production requirements of any longer period agreed to by Patheon and the Client. Accordingly, the Client authorizes Patheon to purchase Components in order to satisfy the production requirements for Products for the first [ ** ] months contemplated in the most recent forecast provided by the Client pursuant to Section 5.1(a), and agrees that Patheon may make such other purchases of Components to meet production requirements during such longer periods as may be agreed to in writing from time to time by the Client at the request of Patheon. If Components ordered by Patheon pursuant to Firm Orders or this Section 5.2 are not included in the finished Products purchased by the Client within six months after the forecasted month in respect of which such purchases have been made (or such longer period as the parties may agree), the Client shall pay to Patheon the cost that portion of the Components not included in the finished Product plus the costs of all expenses incurred by Patheon for the destruction of such unused Components and, in the event such Components are incorporated into the Product subsequently purchased by the Client, the Client will receive credit for any costs of such Components previously paid to Patheon by the Client.

5.3	Minimum Orders.

Subject to Section 4.3(a), the Client may only order the Product based on the Minimum Run Quantities set out in Schedule A.

5.4	Shipments.

5.4.1	Shipments of the Product shall be made EXW at the Facility unless otherwise mutually agreed. Such title as Patheon has in the Product and risk of loss or of damage to the Product shall remain with Patheon until the Product is loaded onto the carrier’s vehicle by Patheon for shipment at the Facility at which time title and risk of loss or damage shall transfer to the Client. Patheon shall, in accordance with the Client’s instructions and as agent for the Client, (i) arrange for shipping and insurance, to be paid by the Client and (ii) at the Client’s risk and expense, obtain any export licence or other official authorization and carry out all customs formalities necessary to export the Product. The Client may select the freight carrier used by Patheon to ship the Product and may monitor Patheon’s shipping and freight practices as they pertain to this Agreement. The Product shall be transported in accordance with the Specifications.

5.4.2	Delivery dates set out in Firm Orders shall be firm and binding dates on Patheon. Notwithstanding the above provision, Patheon may arrange for the delivery of the Products five (5) Business Days prior to the delivery date as set out in a Firm Order for such Products. Patheon shall deliver the Products two (2) Business Days prior to or past the delivery date as set out in a Firm Order (the “Delivery Date”).

5.5	Invoices and Payment.

Except as otherwise provided in this Agreement, Patheon shall charge the Client for the Manufacturing Services only in respect of those Products that are shipped to the Client and shall submit to the Client, with each shipment of Products, an invoice covering such shipment. Each such invoice shall, to the extent applicable, identify the Client purchase order number Product numbers, names and quantities, unit price, freight charges and the total amount to be remitted by the Client. The Client shall pay all such invoices within thirty (30) days of the date thereof. All payments to be made by cheque or by wire transfer of immediately available funds to the financial institution account number and account party’s name designated in writing by Patheon to the Client as the place of payment.

5.6	Product Deficiencies.

(a) Inspection. The Client shall inspect the Product manufactured by Patheon upon receipt thereof and, within 30 days, shall give Patheon written notice (a “Deficiency Notice”) of all claims for Products that deviate from the Specifications or cGMPs. Should the Client fail to provide Patheon with written notice of its acceptance or rejection of the delivery within thirty (30) days of receipt of a delivery of Product, then the delivery shall be deemed to have been accepted by the Client on the thirtieth day after delivery. Except as set out in Section 6.2, Patheon shall have no liability for any deviations for which it has not received notice within such 30-day period.

(b) Determination of Deficiency. Upon receipt of a Deficiency Notice, Patheon shall have 10 days to advise the Client by notice in writing that it disagrees with the contents of such Deficiency Notice. If the Client and Patheon fail to agree within ten (10) days after Patheon’s notice to the Client as to whether any Products identified in the Deficiency Notice deviate from the Specifications or cGMPs, then the parties shall mutually select an independent laboratory to evaluate if the Product deviates from the Specifications or cGMPs. Such evaluation shall be binding on the parties, and if such evaluation certifies that any Products deviate from the Specifications or cGMPs, the Client may reject those Products in the manner contemplated by Section 5.6(c). If such evaluation does not so certify in respect of any such Products, then the Client shall be deemed to have accepted delivery of such Products on the fortieth (40th) day after delivery.

(c) Product Rejection. Subject to the provisions of Sections 5.6(a) and 9.2(b), the Client has the right to reject and return, at the expense of Patheon, any portion of any shipment of Products that deviates from the Specifications or cGMPs, without invalidating any remainder of such shipment, to the extent that such deviation arises from Patheon’s failure to provide the Manufacturing Services in accordance with the Manufacturing Requirements.

(d) Shortages. Claims for shortages in the amount of Products shipped by Patheon shall be dealt with as may reasonably be agreed to by the parties.

ARTICLE 6 - CO-OPERATION

6.1	Review.

Each party shall forthwith upon execution of this Agreement appoint one of its employees to be a relationship manager responsible for liaison between the parties. The relationship managers shall meet not less than once a year to review the current status of the business relationship and manage any issues that have arisen.

6.2	Product Recalls and Returns.

(a) Product Recalls. Patheon and the Client shall each maintain records as may be necessary to permit a recall or a field correction of any Products delivered to the Client or customers of the Client, affected voluntarily or under a threat of, or a directive by, any governmental agency. Each party shall give notice within one Business Day by telephone (to be confirmed in writing) to the Director of Quality Control/Quality Assurance of the other party upon discovery that any Products should be recalled or corrected, or may be required to be recalled or corrected, and each party upon receiving any such notice or upon any such discovery, shall cease and desist from further shipments of such Products in its possession or control until a decision has been made whether a recall or some other corrective action is necessary. The decision to initiate a recall or to take some other corrective action, if any, shall be made and implemented by the Client. Patheon will co-operate as reasonably required by the Client, having regard to all applicable laws and regulations.

(b) Product Returns. The Client shall have the responsibility for handling customer returns of the Product. Patheon shall provide the Client with such assistance as the Client may reasonably need to handle such returns.

(c) Patheon’s Responsibility. To the extent that a recall or return results from, or arises out of, a failure by Patheon to provide the Manufacturing Services in accordance with the Manufacturing Requirements, such recall or return shall be made at Patheon’s cost and expense, and Patheon shall use its commercially reasonable efforts to replace the recalled or returned Products with new Products [ ** ], contingent upon the receipt or availability from the Client of all Active Pharmaceutical Ingredient. In the event that Patheon is unable to replace the recalled Products [ ** ] (except where such inability results from a failure to receive the required Active Pharmaceutical Ingredient), then the Client may request patheon to reimburse the Client for the price that the Client paid to Patheon for manufacturing the affected Products. In all other circumstances, recalls, returns or other corrective actions shall be made at the Client’s cost and expense.

6.3	Customer Questions and Complaints.

The Client shall have the sole responsibility for responding to questions and complaints from the Client’s customers. Questions or complaints received by Patheon from the Client’s customers shall be promptly referred to the Client. Patheon shall co-operate as reasonably required to allow the Client to determine the cause of and resolve any customer questions and complaints. Such assistance shall include follow-up investigations, including testing. In addition, [ ** ], Patheon shall provide the Client with all necessary information that will enable the Client to respond properly to questions or complaints relating to the Product. Unless it is determined that the cause of any customer complaint resulted from a failure by Patheon to provide the Manufacturing Services in accordance with the Manufacturing Requirements, all costs incurred in respect of this Section 6.3 shall be borne by the Client.

6.4	Records and Accounting by Patheon.

Patheon shall keep records of the manufacture, testing and shipping of the Product, and retain samples of such Product as are necessary to comply with manufacturing regulatory requirements applicable to Patheon, as well as to assist with resolving Product complaints and other similar investigations. Copies of such records and samples shall be retained for a period of one year following the date of Product expiry, or longer if required by law. The Client is responsible for retaining samples of the Product necessary to comply with the legal/regulatory requirements applicable to the Client.

6.5	Inspection.

The Client may inspect Patheon reports and records relating to this Agreement during normal business hours and with reasonable advance written notice, provided a Patheon representative is present during any such inspection. Patheon shall promptly notify the Client of any inspections by any governmental agency involving the Product.

6.6	Access.

Patheon shall provide the Client with reasonable access at mutually agreeable times, no more than once per Year unless for cause, to any of its Facility in which the Product is manufactured, stored, handled or shipped in order to permit the Client’s verification of Patheon’s compliance with the terms of this Agreement and with all applicable laws and regulations. For greater certainty, the right of access provided in this Section 6.6 shall not include a right to access or inspect Patheon’s financial records.

6.7	FDA Filings.

(a) FDA Filings. The Client shall have the sole responsibility for filing all documents with, the FDA and taking any other actions that may be required for the receipt of FDA Approval for the commercial manufacture of all of the Products. Patheon shall assist the Client, to the extent consistent with Patheon’s obligations under this Agreement, to obtain FDA Approval for the commercial manufacture of all Products as quickly as reasonably possible.

(b) Verification of Data. At least 30 days prior to filing any documents with the FDA that incorporate data generated by Patheon, the Client shall provide Patheon with a copy of the documents incorporating such data so as to give Patheon the opportunity to verify the accuracy and regulatory validity of such documents as they relate to the Patheon generated data.

(c) Verification of CMC. At least 30 days prior to filing with the FDA the Chemistry and Manufacturing Controls (“CMC”) of the New Drug Application (“NDA”) or the Abbreviated New Drug Application (“ANDA”) filing, as the case may be, the Client shall provide Patheon with a copy of the CMC portion as well as all supporting documents which have been relied upon to prepare the CMC portion so as to permit Patheon to verify that the CMC portion accurately describes the work that Patheon has performed and the manufacturing processes that Patheon will perform pursuant to this Agreement.

(d) Pre-Approval Inspection. If Client does not provide Patheon with the documentation requested under paragraphs (b) and (c) above within the time stipulated in these paragraphs and if Patheon reasonably believes that Patheon’s standing with the FDA may be jeopardized, Patheon may, in its sole discretion, delay or postpone the FDA pre-approval inspection (“PAI”) until such time Patheon has reviewed the requested documentation and is satisfied with its contents.

(e) Deficiencies. If in Patheon’s sole discretion, acting reasonably, Patheon determines that any of the information provided by the Client in accordance with paragraphs (b) and (c) above is inaccurate or deficient in any manner whatsoever (the “Deficiencies”), Patheon shall notify the Client in writing of such Deficiencies. Until such Deficiencies have been resolved or agreement has been reached with the Client, Patheon reserves the right not to participate in the PAI. In such event, Patheon’s non-participation in the PAI shall not be construed as a breach of any of its obligations under this Agreement.

(f) Client Responsibility. For clarity, the parties agree that in reviewing the documents referred to in paragraphs (b) and (c) above, Patheon’s role will be limited to verifying the accuracy of the description of the work undertaken or to be undertaken by Patheon. As such, Patheon shall not assume any responsibility for the accuracy of the NDA or the ANDA, as the case may be. The sole responsibility of the preparation and filing of the NDA shall be borne by the Client.

ARTICLE 7 - TERM AND TERMINATION

7.1	Initial Term.

This Agreement shall enter into force between the parties as of the Effective Date and shall continue for a period of five (5) years (the “Initial Term”) unless terminated earlier by one of the parties as provided herein. This Agreement shall automatically continue after the Initial Term for successive terms of two (2) years each unless either party gives written notice to the other party of its intention to terminate this Agreement at least eighteen (18) months prior to the end of the then current term.

7.2	Termination for Cause.

(a) Either party at its sole option may terminate this Agreement upon written notice in circumstances where the other party has failed to remedy a material breach of any of its representations, warranties or other obligations under this Agreement within sixty (60) days following receipt of a written notice (the “Remediation Period”) of said breach that expressly states that it is a notice under this Section 7.2(a) (a “Breach Notice”). The aggrieved party’s right to terminate this Agreement pursuant to this Section 7.2(a) may only be exercised for a period of sixty (60) days following the expiry of the Remediation Period (in circumstances where the breach has not been remedied) and if the termination right is not exercised during this period then the aggrieved party shall be deemed to have waived the breach of the representation, warranty or obligation described in the Breach Notice.

(b) Either party at its sole option may immediately terminate this Agreement upon written notice, but without prior advance notice, to the other party in the event that (i) the other party is declared insolvent or bankrupt by a court of competent jurisdiction; (ii) a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by such other party; or (iii) this Agreement is assigned by such other party for the benefit of creditors.

(c) The Client may terminate this Agreement as to any Product upon 30 days’ written notice in the event that any governmental agency takes any action, or raises any objection, that prevents the Client from importing, exporting, purchasing or selling such Product.

(d) Patheon may terminate this Agreement upon six months’ prior written notice if the Client assigns pursuant to Section 12.5 any of its rights under this Agreement to an assignee that, in the opinion of Patheon acting reasonably, is: (i) not a credit worthy substitute for the Client; or (ii) a competitor of Patheon.

7.3	Product Discontinuation.

The Client shall provide at least six months’ advance notice if it intends to no longer order a Product due to that Product’s discontinuance in the market.

7.4	Obligations on Termination.

If this Agreement expires or is terminated in whole or in part for any reason, then (in addition to any other remedies Patheon may have in the event of default by the Client):

(a)	the Client shall take delivery of and pay for all undelivered Products that are manufactured and/or packaged pursuant to a Firm Order, at the price in effect at the time the Firm Order was placed;

(b)	the Client shall purchase, at Patheon’s cost plus 10%, the Inventory applicable to the Product which was purchased, produced or maintained by Patheon in contemplation of filling Firm Orders or in accordance with Section 5.2 prior to notice of termination being given;

(c)	the Client shall satisfy the purchase price payable pursuant to Patheon’s orders with suppliers of Components, provided such orders were made by Patheon in reliance on Firm Orders;

(d)	Patheon shall return to the Client all unused Active Pharmaceutical Ingredient with shipping, and related expenses, if any, to be borne by the Client, unless termination results from a breach by Patheon of its obligation hereunder.

Any termination or expiration of this Agreement shall not affect any outstanding obligations or payments due hereunder prior to such termination or expiration, nor shall it prejudice any other remedies that the parties may have under this Agreement. For greater certainty, termination of this Agreement for any reason shall not affect the obligations and responsibilities of the parties pursuant to Article 9, all of which survive any termination.

ARTICLE 8 - REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1	Authority.

Each party covenants, represents and warrants that it has the full right and authority to enter into this Agreement, and that it is not aware of any impediment that would inhibit its ability to perform its obligations hereunder.

8.2	Non-Infringement.

The Client covenants, represents and warrants that:

(a)	the Specifications for the Product are its or its Affiliate’s property and that the Client may lawfully disclose the Specifications to Patheon;

(b)	any Intellectual Property utilized by Patheon in connection with the provision of the Manufacturing Services according to the Specifications (i) is the Client’s or its Affiliate’s unencumbered property, (ii) may be lawfully used as directed by the Client, and (iii) such use does not infringe and will not infringe any Third Party Rights;

(c)	the provision of the Manufacturing Services by Patheon in respect of any Product pursuant to this Agreement or use or other disposition of any Product by Patheon as may be required to perform its obligations under this Agreement does not and will not infringe any Third Party Rights;

(d)	there are no actions or other legal proceedings, the subject of which is the infringement of Third Party Rights related to any of the Specifications, or any of the Active Pharmaceutical Ingredient and the Components, or the sale, use or other disposition of any Product made in accordance with the Specifications;

(e)	the Specifications for the Product conform to all applicable cGMPs, laws and regulations; and

(f)	the Product, if labelled and manufactured in accordance with the Specifications and in compliance with applicable cGMPs (i) may be lawfully sold and distributed in every jurisdiction in which the Client markets such Products, (ii) will be fit for the purpose intended, and (iii) will be safe for human consumption.

8.3	Permits.

Patheon shall, for the whole term of this Agreement, obtain and maintain all necessary permits, licenses and registrations required for it to perform its obligations to the Client under this Agreement. The Client shall be solely responsible for obtaining or maintaining, on a timely basis, any permits or other regulatory approvals in respect of the Product or the Specifications, including, without limitation, all marketing and post-marketing approvals.

8.4	Compliance with Laws.

Each party, in connection with its performance under this Agreement, shall comply with all applicable laws, rules, regulations and orders.

8.5	No Warranty.

PATHEON MAKES NO WARRANTY OF ANY KIND, EITHER EXPRESSED OR IMPLIED, BY FACT OR LAW, OTHER THAN: (1) THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT; AND (2) ITS OBLIGATION TO DELIVER PRODUCT(S) COMPLYING WITH THE PRODUCT SPECIFICATIONS AND cGMPs. PATHEON MAKES NO WARRANTY OF MERCHANTABILITY.

ARTICLE 9 - REMEDIES AND INDEMNITIES

9.1	Consequential Damages.

Under no circumstances whatsoever shall either party be liable to the other in contract, tort, negligence, breach of statutory duty or otherwise for any (direct or indirect) loss of profits, of production, of anticipated savings, of business or goodwill or for any liability, damage, costs or expense of any kind incurred by the other party of an indirect or consequential nature.

9.2	Limitation of Liability.

(a) Active Pharmaceutical Ingredient. Patheon shall act as the Client’s depositary for the API. As such, Patheon shall be liable for any loss or damage to the API, provided that: such loss or damage (i) occurs while such API are in Patheon’s possession and control; or (ii) is otherwise due to Patheon’s gross negligence or intentional misconduct. Notwithstanding the foregoing, any liability that results from a breach by Patheon of the Manufacturing Requirements shall be limited to the API value as listed in Schedule B (the “API Value”) attributable to the relevant API lost or damaged and, in any event, Patheon’s liability for loss or damage to API resulting from a breach by Patheon of the Manufacturing Requirements shall not exceed the applicable maximum API Value listed in Schedule B (the “Maximum API Value”), in the aggregate, in any Year.

(b) Product. Except in circumstances where Patheon has failed to provide the Manufacturing Services in accordance with the Manufacturing Requirements, Patheon shall not be liable nor have any responsibility for any deficiencies in, or other liabilities associated with, any Product manufactured by it, including, without limitation, the costs and expenses of any recall (collectively, “Product Claims”). For greater certainty, Patheon shall have no obligation for any Product Claims to the extent such Product Claim (i) is caused by deficiencies with respect to the Specifications, the safety, efficacy or marketability of the Products or any distribution thereof, (ii) results from a defect in a Component that is not reasonably discoverable using the test methods set forth in the Specifications, (iii) results from a defect in the API or Components supplied by the Client, (iv) is caused by actions of third parties occurring after such Product is shipped by Patheon pursuant to Section 5.4, including, without limitation, any acts or omissions of the Client’s third party laboratory; (v) is caused by actions or omissions of third party suppliers of Components in which deficiencies or defects were not detectable by Patheon after conducting tests in accordance with the Specifications and the standard of care generally applied by a prudent manufacturer; (vi) is due to the defects in the artwork and graphics for labels and packaging provided by Client to Patheon; or (vii) is due to any other breach by the Client of its obligations under this Agreement.

(c) Packaging. Patheon shall have no liability hereunder for packaging costs incurred in connection with defective Products, provided that either (i) the results of the process outlined in paragraph 5.6(b) herein determines that Patheon was not responsible for the deficiencies identified in the Deficiency Notice; or (ii) Patheon has demonstrated that it has provided the Manufacturing Services in accordance with the Manufacturing Reqirements in the case of a Product recall, as stated in paragraph 6.2(c) herein.

(d) Patheon’s maximum liability under this Agreement in any Year for any reason whatsoever, including, without limitation, any liability arising under Article 6 or Section 5.6 of 9.3 hereof or resulting from a breach of its representations, warranties or other obligations under this Agreement shall not exceed $[ ** ] in the aggregate.

9.3	Patheon.

Subject to Sections 9.1 and 9.2, Patheon agrees to defend, indemnify and hold the Client, its officers, employees and agents harmless against any and all losses, damages, costs, claims, demands, judgments and liability to, from and in favour of third parties (other than Affiliates) resulting from, or relating to any claim of personal injury or property damage to the extent that such injury or damage is the result of a breach of Patheon’s representation and warranties contained herein or a failure by Patheon to provide the Manufacturing Services in accordance with the Manufacturing Requirements except to the extent that any such losses, damages, costs, claims, demands, judgments and liability are due to the negligence or wrongful act(s) of the Client, its officers, employees or agents or Affiliates.

In the event of a claim, the Client shall: (a) promptly notify Patheon of any such claim; (b) use commercially reasonable efforts to mitigate the effects of such claim; and (c) reasonably cooperate with Patheon in the defence of such claim.

9.4	Client.

Subject to Sections 9.1 and 9.2, the Client agrees to defend, indemnify and hold Patheon, its officers, employees and agents harmless against any and all losses, damages, costs, claims, demands, judgments and liability to, from and in favour of third parties (other than Affiliates) resulting from, or relating to any claim of infringement or alleged infringement of any Third Party Rights in respect of the Product, and any claim of personal injury or property damage to the extent that such injury or damage is the result of a breach any of the Client’s representation and warranties contained herein, or of deficiencies with respect to the Specifications, the safety or efficacy of the Products except to the extent that any such losses, damages, costs, claims, demands, judgments and liability are due to the negligence or wrongful act(s) of Patheon, its officers, employees or agents.

In the event of a claim, Patheon shall: (a) promptly notify the Client of any such claims; (b) use commercially reasonable efforts to mitigate the effects of such claim; and (c) reasonably cooperate with the Client in the defence of such claim.

ARTICLE 10 - CONFIDENTIALITY

10.1	Confidentiality.

The parties agree that they are governed by the provisions of the Confidentiality Agreement, which agreement remains in effect in accordance with its terms; provided, however, that in the event the Confidentiality Agreement expires or is terminated prior to the expiration or termination of this Agreement, the terms of the Confidentiality Agreement shall continue to govern the parties’ obligations of confidentiality with respect to any confidential or proprietary information disclosed by the parties hereunder, for the term of this Agreement, as though such agreement remained in full force and effect.

ARTICLE 11 - DISPUTE RESOLUTION

11.1	Commercial Disputes.

In the event of any dispute arising out of or in connection with this Agreement (other than a dispute determined in accordance with Section 5.6(b) or a Technical Dispute), the parties shall first try to solve it amicably. In this regard, any party may send a notice of dispute to the other, and each party shall appoint, within ten (10) Business Days from receipt of such notice of dispute, a single representative having full power and authority to solve the dispute. The representatives so designated shall meet as necessary in order to solve such dispute. If these representatives fail to solve the matter within one month from their appointment, or if a party fails to appoint a representative within the ten (10) Business Day period set forth above, such dispute shall immediately be referred to the Chief Operating Officer or Executive Vice President, Operations (or such other officer as they may designate) of each party who will meet and discuss as necessary in order to try to solve the dispute amicably. Should the parties fail to reach a resolution under this Section 11.1, their dispute will be referred to a court of competent jurisdiction in accordance with Section 12.13.

11.2	Technical Dispute Resolution.

In the event of a dispute (other than disputes in relation to the matters set out in Sections 5.6(b) and 11.1) between the parties that is exclusively related to technical aspects of the manufacturing, packaging, labelling, quality control testing, handling, storage or other activities under this Agreement (a “Technical Dispute”), the parties shall make all reasonable efforts to resolve the dispute by amicable negotiations. In this regard, senior representatives of each party shall, as soon as practicable and in any event no later than ten (10) Business Days after a written request from either party to the other, meet in good faith to resolve any Technical

Dispute. If, despite such meeting, the parties are unable to resolve a Technical Dispute within a reasonable time, and in any event within thirty (30) Business Days of such written request, the Technical Dispute shall, at the request of either party, be referred for determination to an expert in accordance with the provisions of Schedule C. In the event that the parties cannot agree whether a dispute is a Technical Dispute, Section 11.1 shall prevail. For greater certainty, the parties agree that the release of the Product for sale or distribution pursuant to the applicable marketing approval for such Product shall not by itself indicate compliance by Patheon with its obligations in respect of the Manufacturing Services and further that nothing in this Agreement (including Schedule D) shall remove or limit the authority of the relevant qualified person (as specified by the Quality Agreement) to determine whether the Product is to be released for sale or distribution.

ARTICLE 12 - MISCELLANEOUS

12.1	Intellectual Property.

The Client and Patheon hereby acknowledge that neither party has, nor shall it acquire, any interest in any of the other party’s Intellectual Property unless otherwise expressly agreed to in writing. Each party agrees not to use any Intellectual Property of the other party, except as specifically authorized by the other party or as required for the performance of its obligations under this Agreement.

12.2	Insurance.

Each party shall maintain commercial general liability insurance, including blanket contractual liability insurance covering the obligations of that party under this Agreement through the term of this Agreement, which insurance shall afford limits of not less than $[ ** ] for each occurrence (and in the aggregate only with respect to personal injury liability), products liability and property damage liability. If requested each party will provide the other with a certificate of insurance evidencing the above and showing the name of the issuing company, the policy number, the effective date, the expiration date and the limits of liability. The insurance certificate shall further provide for a minimum of thirty days’ written notice to the insured of a cancellation of, or material change in, the insurance.

12.3	Independent Contractors.

The parties are independent contractors and this Agreement shall not be construed to create between Patheon and the Client any other relationship such as, by way of example only, that of employer-employee, principal agent, joint-venturer, co-partners or any similar relationship, the existence of which is expressly denied by the parties hereto.

12.4	No Waiver.

Either party’s failure to require the other party to comply with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision of this Agreement.

12.5	Assignment.

Patheon may not assign this Agreement or any of its rights or obligations hereunder except with the written consent of the Client, such consent not to be unreasonably withheld. For greater certainty, Patheon may arrange for subcontractors to perform specific services arising under this Agreement provided that Patheon remains responsible to the Client under this Agreement. Subject to Section 7.2(d), the Client may assign this Agreement or any of its rights or obligations hereunder without approval from Patheon; provided, however, that the Client shall give prior written notice of any assignment to Patheon and that any assignee shall covenant in writing with Patheon to be bound by the terms of this Agreement. Notwithstanding the foregoing provisions of this Section 12.5 and of Section 7.2(d), either party may assign this Agreement to any of its Affiliates or to a successor to or purchaser of all or substantially all of its business, provided that such assignee executes an agreement with the non-assigning party hereto whereby it agrees to be bound hereunder.

12.6	Force Majeure.

Neither party shall be liable for the failure to perform its obligations under this Agreement if such failure is occasioned by a cause or contingency beyond such party’s reasonable control, including, but not limited to, riots, wars, acts of terrorism, fires, floods, storms, interruption of or delay in transportation, defective equipment, lack of or inability to obtain fuel, power or components or compliance with any order or regulation of any government entity acting within colour of right (a “Force Majeure Event”). A party claiming a right to excused performance under this Section 12.6 shall immediately notify the other party in writing of the extent of its inability to perform, which notice shall specify the occurrence beyond its reasonable control that prevents such performance. Neither party shall be entitled to rely on a Force Majeure Event to relieve it from an obligation to pay money (including any interest for delayed payment) that would otherwise be due and payable under this Agreement.

12.7	Additional Product.

Additional products may be added to this Agreement and such additional products shall be governed by the general conditions hereof with any special terms (including, without limitation, price) governed by an addendum hereto.

12.8	Notices.

All communications and other notices under this Agreement shall be in writing and shall be considered as duly given if delivered personally or sent by registered letter with return receipt or transmitted by fax, confirmed by registered letter sent within two (2) working days following the date of the fax to the parties at the following addresses (or at any other address which the parties shall have indicated giving notice thereof in the ways set forth above):

(a) as to the Client, to:

AXCAN PHARMA INC.

597, boulevard Laurier

Mont-St-Hilaire (Québec)

J3H 6C4

Attention: General Counsel

Tel. No.: (450) 467-5138

Fax No.: (450) 464-9979

(b) as to Patheon, to:

PATHEON INC.

7070 Mississauga Road, Suite 350

Mississauga, Ontario L5N 7J8

Canada

Attention: General Counsel

Tel. No.: 905-821-4001

Fax No.: 905-812-6613

All the communications and other notices under this Agreement which have been delivered in person or which have been transmitted by fax and confirmed by registered letter sent within 2 (two) working days following the date of the fax, shall be considered as received by the addressee respectively upon the date of delivery in person or on the third working day subsequent to that of the date of the fax.

12.9	Severability.

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

12.10	Entire Agreement.

This Agreement, together with the Quality Agreement and the Confidentiality Agreement, constitutes the full, complete, final and integrated agreement between the parties hereto relating to the subject matter hereof and supersedes all previous written or oral negotiations, commitments, agreements, transactions or understandings with respect to the subject matter hereof. Any modification, amendment or supplement to this Agreement must be in writing and signed by authorized representatives of both parties. In case of conflict, the prevailing order of documents shall be this Agreement, the Quality Agreement and the Confidentiality Agreement.

12.11	No Third Party Benefit or Right.

For greater certainty, nothing in this Agreement shall confer or be construed as conferring on any third party any benefit or the right to enforce any express or implied term of this Agreement.

12.12	Execution in Counterparts.

This Agreement may be executed in two counterparts, by original or facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.13	Governing Law.

This Agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. The parties expressly agree that the UN Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the date first written above.

PATHEON INC.		AXCAN PHARMA INC.

by	/s/ Clive V. Bennett	by	/s/ Jean-François Hébert
	Clive V. Bennett		Jean-François Hébert
	President, Patheon N.A.		Vice President,
Manufacturing Operations and Technical Services

		by	/s/ Richard Tarte
Richard Tarte
Vice President,
Corporate Development and General Counsel

SCHEDULE A -

PRODUCT, MINIMUM RUN QUANTITY AND FEES

Product	Description	Market	Minimum Run Quantity	Estimated Annual Volume	Target Yield	Unit Price
[ ** ]	URSO 250MG FCT 100’s	US	[ ** ] btls	[ ** ] btls	[ ** ] %	[ ** ] USD
[ ** ]	URSO 250MG FCT 100’s	CDA	[ ** ] btls	[ ** ] btls	[ ** ] %	[ ** ] CDN
[ ** ]	URSO 250MG FCT 500’s	US	[ ** ] btls	[ ** ] btls	[ ** ] %	[ ** ] USD
[ ** ]	URSO 250MG FCT 2 x 4’s	US	[ ** ] units	[ ** ] btls	[ ** ] %	[ ** ] USD
[ ** ]	URSO 250MG FCT 5 x 4’s	CDA	[ ** ] units	[ ** ] units	[ ** ] %	[ ** ] CDN
[ ** ]	URSO 500MG FCT 100’s	CDA	[ ** ] btls	[ ** ] btls	[ ** ] %	[ ** ] CDN
[ ** ]	VIOKASE POWDER 4OZ	CDA	[ ** ] btls	[ ** ] btls	[ ** ] %	[ ** ][1] CDN
[ ** ]	VIOKASE POWDER 8OZ	US	[ ** ] btls	[ ** ] btls	[ ** ] %	[ ** ][2] USD
[ ** ]	VIOKASE 8000 U CT 500’s	US	[ ** ] btls	[ ** ] btls	[ ** ] %	[ ** ][3] USD
[ ** ]	VIOKASE 16000 U CT 500’s	US	[ ** ] btls	[ ** ] btls	[ ** ] %	[ ** ] USD

1 [ ** ]

2 [ ** ]

3 [ ** ]

SCHEDULE B

ACTIVE PHARMACEUTICAL INGREDIENT & VALUE

Product	Active Pharmaceutical Ingredient	Supplier	API Value	Maximum API Value
URSO® 250 mg FCT URSO® 500 mg FCT	Ursodiol	Axcan Pharma Inc.	[ ** ] per Kg	$[ ** ] per year

VIOKASE® 8,000 U CT VIOKASE® 16,000 U CT	Pancreatic Enzyme Concentrate (PEC)	Axcan Pharma Inc.	[ ** ] per Kg	$[ ** ] per year

VIOKASE POWDER®	Pancreatic Enzyme Concentrate (PEC)	Axcan Pharma Inc.	[ ** ] per Kg	$[ ** ] per year

The API Value information provided above is provided as of October 1, 2003. Any modifications to such information shall be agreed in writing by the parties.

SCHEDULE C

TECHNICAL DISPUTE RESOLUTION

Technical Disputes which cannot be resolved by negotiation as provided in Section 11.2 shall be resolved in the following matter:

1. Appointment of Expert. Within 10 Business Days after a party requests pursuant to Section 11.2 that an expert be appointed to resolve a Technical Dispute, the parties shall jointly appoint a mutually acceptable expert with experience and expertise in the subject matter of the dispute. If the parties are unable to so agree within such 10 Business Day period, or in the event of disclosure of a conflict by an expert pursuant to paragraph 2 hereof which results in the parties not confirming the appointment of such expert, then an expert (willing to act in that capacity hereunder) shall be appointed by an experienced arbitrator on the roster of ADR Chambers who shall be a retired judge of the Ontario Superior Court of Justice.

2. Conflicts of Interest. Any person appointed as an expert shall be entitled to act and continue to act as such notwithstanding that at the time of his appointment or at any time before he gives his determination, he has or may have some interest or duty which conflicts or may conflict with his appointment provided that before accepting such appointment (or as soon as practicable after he becomes aware of the conflict or potential conflict) he fully discloses any such interest or duty and the parties shall after such disclosure have confirmed his appointment.

3. Not Arbitrator. No expert shall be deemed to be an arbitrator and the provisions of the Arbitration Act, 1991 (Ontario) or of any other applicable statute (foreign or domestic) and the law relating to arbitration shall not apply to any such expert or the expert’s determination or the procedure by which the expert reaches his determination to be made pursuant to this Schedule C.

4. Procedure. Where an expert is appointed:

(a)	Timing. The expert shall be so appointed on condition that (i) he promptly fixes a reasonable time and place for receiving representations, submissions or information from the parties and that he issues such authorizations to the parties and any relevant third party for the proper conduct of his determination and any hearing and (ii) he renders his decision (with full reasons) within 15 Business Days (or such other date as the parties and the expert may agree) after receipt of all information requested by him pursuant to paragraph 4(b) hereof.

(b)	Disclosure of Evidence. The parties undertake one to the other to provide to any expert all such evidence and information within their respective possession or control as the expert may reasonably consider necessary for determining the matter before him which they shall disclose promptly and in any event within five Business Days of a written request from the relevant expert to do so.

(c)	Advisors. Each party may appoint such counsel, consultants and advisors as it feels appropriate to assist the expert in his determination and so as to present their respective cases so that at all times the parties shall co-operate and seek to narrow and limit the issues to be determined.

(d)	Appointment of New Expert. If within the time specified in paragraph 4(a) above the expert shall not have rendered a decision in accordance with his appointment, a new expert may (at the request of either party) be appointed and the appointment of the existing expert shall thereupon cease for the purposes of determining the matter at issue between the parties save that if the existing expert renders his decision with full reasons prior to the appointment of the new expert, then such a decision shall have effect and the proposed appointment of the new expert shall be withdrawn.

(e)	Final and Binding. The determination of the expert shall, save in the event of fraud or manifest error, be final and binding upon the parties.

(f)	Costs. Each party shall bear its own costs in connection with any matter referred to an expert hereunder and, in the absence of express provision in the Agreement to the contrary, the costs and expenses of the expert shall be shared equally by the parties.

For greater certainty, the parties agree that the release of the Products for sale or distribution pursuant to the applicable marketing approval for such Products shall not by itself indicate compliance by Patheon with its obligations in respect of the Manufacturing Services and further that nothing in this Agreement (including this Schedule C) shall remove or limit the authority of the relevant qualified person (as specified by the Quality Agreement) to determine whether the Products are to be released for sale or distribution.

SCHEDULE D

QUALITY AGREEMENT

See Quality Agreement between the parties dated October 1, 2003.

SCHEDULE E

BATCH NUMBERING AND EXPIRATION DATES

Products manufactured at Patheon will bear lot numbers as described in Patheon SOP MMG001 and will have expiry dates as described in Patheon SOP MCT154.

SCHEDULE F

FINISHED PRODUCT SPECIFICATIONS

The Finished Product Specifications for the Products have been mutually agreed upon and delivered to Patheon.

SCHEDULE G

LOGISTICS ROUTING GUIDE

URSO® TABLETS, VIOKASE® TABLETS and VIOKASE® POWDER

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SCHEDULE H*

COMPONENT LIABILITY

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